Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Moolec Science SA of our report dated October 30, 2024 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bioceres Crop Solutions Corp., which appears in Moolec Science SA’s Current Report on Form 6-K dated April 18, 2025 We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Guillermo Miguel Bosio
Guillermo Miguel Bosio
Partner
Rosario, Argentina
June 16, 2025